MANNING ELLIOTT
CHARTERED ACCOUNTANTS
11th floor, 1050 West Pender Street, Vancouver, BC, Canada V6E 3S7
Phone: 604. 714. 3600 Fax: 604. 714. 3669 Web: manningelliott.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-106624 & 333-85984) on Form S-8 of Searchlight Minerals Corp. (formerly Phage Genomics in 2004) of our report dated April 11, 2005, with respect to the balance sheet as of December 31, 2004 and the related statements of operations, stockholders' deficit and cash flows for the year then ended, including inception cumulative data prospectively from January 14, 2000 (inception) through December 31, 2004, relating to the financial statements, which appears in this Annual Report on Form 10-K/A.

Manning Elliott LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

July 2, 2009